Sub-Item 77C: Matters submitted to a vote of security holders

Report of Annual Meeting of Shareholders

A special meeting (the “Meeting”) of the shareholders of the M International Equity Fund, M Large Cap Growth Fund, M Capital Appreciation Fund and M Business Opportunity Value Fund, each a series of M Fund, Inc. (each a “Fund” and collectively, the “Funds”) was held on June 17, 2011.

PROPOSAL 1: To elect Directors of M Fund, Inc.

M International Equity Fund

	For	Withheld
Gerald Bidwell	22,300,933.221	198,700.155
Neil E. Goldschmidt	22,300,933.221	198,700.155
Allan S. Bufferd	22,300,933.221	198,700.155
Bruce W. Madding	22,300,933.221	198,700.155
Peter Mullin	22,300,933.221	198,700.155
Lawton M. Nease, III	22,292,256.466	207,376.910

M Large Cap Growth Fund

	For	Withheld
Gerald Bidwell	5,607,730.363	90,769.333
Neil E. Goldschmidt	5,607,730.363	90,769.333
Allan S. Bufferd	5,607,730.363	90,769.333
Bruce W. Madding	5,656,202.131	42,297.565
Peter Mullin	5,609,012.556	89,487.140
Lawton M. Nease, III	5,656,202.131	42,297.565

M Capital Appreciation Fund

	For	Withheld
Gerald Bidwell	4,777,037.729	115,690.414
Neil E. Goldschmidt	4,777,037.729	115,690.414
Allan S. Bufferd	4,777,037.729	115,690.414
Bruce W. Madding	4,828,216.254	64,511.889
Peter Mullin	4,777,037.729	115,690.414
Lawton M. Nease, III	4,828,216.254	64,511.889

M Business Opportunity Value Fund

	For	Withheld
Gerald Bidwell	5,237,009.528	71,001.626
Neil E. Goldschmidt	5,237,009.528	71,001.626
Allan S. Bufferd	5,237,009.528	71,001.626
Bruce W. Madding	5,237,009.528	71,001.626
Peter Mullin	5,237,009.528	71,001.626
Lawton M. Nease, III	5,237,009.528	71,001.626

PROPOSAL 2: To approve an amendment to the investment advisory agreement for M International Equity Fund with M Financial Investment Advisers, Inc.

	For	Against	Abstain
M International Equity Fund	19,680,911.173	2,463,139.231	355,582.972